UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    ---------
                         POST-EFFECTIVE AMENDMENT NO. 3
                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    ---------

                            COMMUNITY WEST BANCSHARES
              (Exact Name of Company as Specified in Its Charter)

                California                          77-0446957
     (State or Other Jurisdiction of              (I.R.S. Employer
     Incorporation or Organization)              Identification No.)

                                 445 Pine Avenue
                            Goleta, California 93117
           (Address of Principal Executive Offices Including Zip Code)

                            COMMUNITY WEST BANCSHARES
                             1997 STOCK OPTION PLAN
                            (Full Title of the Plan)
                                    ---------

                                 Lynda J. Nahra
                      President and Chief Executive Officer
                                 445 Pine Avenue
                            Goleta, California 93117
                     (Name and Address of Agent for Service)

   Telephone number, including area code, of agent for service: (805) 692-5821

                                    Copy to:
                              Arthur A. Coren, Esq.
                     HORGAN, ROSEN, BECKHAM & COREN, L.L.P.
                         23975 Park Sorrento, Suite 200
                           Calabasas, California 91302
                                 (818) 591-2121
                              (818) 591-3838 (Fax)

This Post-Effective Amendment No. 3 to Registration Statement on Form S-8 includes an Amended and Restated Reoffer Prospectus that is substantively different from the prospectus that was filed with Community West Bancshares' (the "Registrant") Post-Effective Amendment No. 2 to Registration Statement on Form S-8 on November 22, 2005. The Registrant originally registered the shares of common stock, no par value (the "Shares"), which may be issued by the Registrant under the Community West Bancshares 1997 Stock Option Plan (the "1997 Plan") pursuant to its Registration Statement on Form S-8 filed on December 31, 1997 (File number 333-43531), as amended on February 20, 1998, and further amended on November 22, 2005 (as amended, the "Initial Registration Statement"). The Registrant paid the registration fee at the time of filing of the Initial Registration Statement. On November 22, 2005, the Registrant filed a new Registration Statement on Form S-8 (the "2005 Registration Statement") to register 450,000 additional shares of the same class issuable under the 1997 Plan for which the Initial Registration Statement was filed. The Registrant is now filing a new Registration Statement on Form S-8 (the "2006 Registration Statement") to register 500,000 shares of the same class (for which the Initial Registration Statement was filed) that are issuable under the Community West Bancshares 2006 Stock Option Plan (the "2006 Plan"). The Amended and Restated Reoffer Prospectus, included herewith and in the 2005 Registration Statement and the 2006 Registration Statement, covers the resale of the 500,000 shares issuable under the 2006 Plan, as well as the 450,000 additional shares issuable under the 1997 Plan and the original 842,014* shares issuable under the 1997 Plan.

* Please note that pursuant to Rule 416(a), as a result of stock dividends and stock splits, the 456,427 shares which were registered under the Initial Registration Statement now total 842,014 shares.

AMENDED AND RESTATED REOFFER PROSPECTUS


                            COMMUNITY WEST BANCSHARES
                        1,792,014 SHARES OF COMMON STOCK
                             NO PAR VALUE PER SHARE

     This Amended and Restated Reoffer Prospectus (this "Prospectus") covers the resale by officers or directors (the "Selling Shareholders") of Community West Bancshares ("Community West" or the "Company") of shares of the Community West's common stock, no par value per share, acquired pursuant to those certain stock option agreements executed by and between the Community West and the Selling Shareholders (the "Stock Option Agreement") in connection with the Community West Bancshares 1997 Stock Option Plan (the "1997 Plan") and the Community West Bancshares 2006 Stock Option Plan (the "2006 Plan").

     The Selling Shareholders may offer shares of Community West's common stock from time to time to purchasers directly or through underwriters, dealers or agents. Such shares of Community West's common stock may be sold at market prices prevailing at the time of sale or at negotiated prices.

     Community West's common stock is quoted on the Nasdaq National Market and trades under the symbol "CWBC." The last sale price for the common stock as so reported was on or about July 11, 2006 and was $15.65 per share. Community West will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders. The address of the principal executive office of the Company is 445 Pine Avenue, Goleta, California 93117 and its telephone number is
(805) 692-5821.

     SEE "RISK FACTORS" ON PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PURCHASER.

                             ----------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

     No dealer, salesman or other person has been authorized to give any information or to make any representation in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by Community West or any Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security in any jurisdiction in which, or to any person to whom, such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any distribution of the securities made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of Community West since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

           ---------------------------------------------------------

                  THE DATE OF THIS PROSPECTUS IS JULY 28, 2006

                            COMMUNITY WEST BANCSHARES
                     AMENDED AND RESTATED REOFFER PROSPECTUS

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----

INTRODUCTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . .     2
INCORPORATION OF DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . .     2
RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
REGULATORY CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . .     6
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
SELLING SHAREHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . .     7
PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . . . . . .     9
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9

                                  INTRODUCTION

     Community West Bancshares ("Community West") is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Community West's principal business is to serve as a holding company for its banking subsidiary, Community West Bank, N.A. ("CW Bank")(formerly, Goleta National
Bank). When we say "we" or "our" we mean Community West on a consolidated basis with CW Bank.

     Community West was incorporated on November 26, 1996, under the laws of the State of California, at the direction of the Board of Directors of CW Bank for the purpose of becoming CW Bank's holding company. The holding company reorganization was consummated on December 31, 1997 and each outstanding share of CW Bank's common stock was converted into one share of Community West's common stock and all outstanding shares of CW Bank's common stock were transferred to Community West.

                              AVAILABLE INFORMATION

     Community West is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information concerning Community West may be inspected and copied at the Public Reference Room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Electronic filings made through the Electronic Data Gathering, Analysis, and Retrieval system are available through
the Commission's Web site (http://www.sec.gov).   Such reports and other
information concerning Community West can also be inspected at the offices of Community West at 445 Pine Street, Goleta, California 93117 and can also be retrieved by accessing our Web site (www.communitywest.com).
                                     ---------------------

     On December 31, 1997, Community West filed with the Commission a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby, which was amended by that certain Post-Effective Amendment No. 1 filed with the Commission on February 20, 1998, and was further amended by that certain Post-Effective Amendment No. 2 filed with the Commission on November 22, 2005, and was further amended by that certain Post-Effective Amendment No. 3 filed with the Commission on July 28, 2006. On November 22, 2005, Community West filed a new registration statement on Form S-8 to register 450,000 additional shares of common stock issuable upon the exercise of outstanding stock options granted under the 1997 Plan. On July 28, 2006, Community West filed a new registration statement on Form S-8 to register 500,000 additional shares of common stock issuable upon the exercise of outstanding stock options granted under the 2006 Plan. This Prospectus covers the resale by the Selling Shareholders of shares of Community West's common stock, no par value per share, acquired pursuant to those certain stock option agreements executed by and between Community West and the Selling Shareholders in connection with the 1997 Plan and the 2006 Plan.

     This Prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or the document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Prospectus but contained in the registration statement may be inspected and copied at the Public Reference Room maintained by the Commission at 100 F Street, N.E.,

, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents of Community West which have been filed with the Commission pursuant to applicable statutes are incorporated herein by reference:

     (a) Community West's Annual Report on Form 10-K as filed with the Commission on March 29, 2006, and amended on June 26, 2006;

     (b) Community West's Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed with the Commission on May 12, 2006 and Current Reports on Form 8-K filed with the Commission on April 25, 2006 and June 1, 2006; and

     (c) The description of Community West's common stock which is contained in its registration statement on Form 8-A dated December 31, 1997, filed under the Exchange Act, and any amendment or report filed for the purpose of updating such description.

     In addition, all documents subsequently filed by Community West pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     Community West will provide, without charge, to each person to whom a copy of this registration statement is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto unless such exhibits are specifically incorporated by reference into the information that this registration statement incorporates). Requests should be directed to Community West's Executive Offices at 445 Pine Avenue, Goleta, California 93117, (805) 692-5821.


                                  RISK FACTORS

     Ownership of our common stock involves various risks which are particular to our company, our industry and our market area. You should carefully consider in addition to the other information set forth herein, the following risk factors.

     DEPENDENCE ON REAL ESTATE CONCENTRATED IN THE STATE OF CALIFORNIA. As of June 30, 2006, approximately 40% of our loan portfolio is secured by various forms of real estate, including residential and commercial real estate. A decline in current economic conditions or rising interest rates could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans and the value of real estate and other collateral securing loans. The real estate securing our loan portfolio is concentrated in California. If real estate values decline significantly, especially in California, the change could harm the financial condition of our borrowers, the collateral for our loans will provide less security and we would be more likely to suffer losses on defaulted loans.

     OUR ABILITY TO PAY DIVIDENDS IS RESTRICTED BY LAW AND DEPENDS ON CAPITAL DISTRIBUTIONS FROM CW BANK WHICH IS SUBJECT TO REGULATORY LIMITS. Our ability to pay dividends to our shareholders is subject to the restrictions set forth in California law. We cannot assure you that we will meet the criteria specified under California law or under these agreements in the future, in which case we may reduce or stop paying dividends on our common stock.

     CONCENTRATED OWNERSHIP OF OUR COMMON STOCK CREATES A RISK OF SUDDEN CHANGES IN OUR SHARE PRICE. As of June 30, 2006, directors and members of our executive management team owned or controlled approximately 18.16% of our common stock, excluding shares that may be issued to executive officers upon the exercise of stock options under the 1997 Plan and 2006 Plan. Investors who purchase our common stock may be subject to certain risks due to the concentrated ownership of our common stock. The sale by any of our large shareholders of a significant portion of that shareholder's holdings could have a material adverse effect on the market price of our common stock. In addition, the registration of any significant amount of additional shares of our common stock will have the immediate effect of increasing the public float of our common stock and any such increase may cause the market price of our common stock to decline or fluctuate significantly.

     RISK DUE TO ECONOMIC CONDITIONS DUE TO CHANGES IN INTEREST RATES OR THE ECONOMY IN THE AREAS WE SERVE. Changes in the interest rate environment may have a negative effect on our income. It is expected that we will continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. We cannot assure you that we can minimize our interest rate risk. In addition, while an increase in the general level of interest rates may increase our net interest margin and loan yield, it may adversely affect the ability of certain borrowers with variable rate loans to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality, loan origination volume and overall profitability.

     We serve three primary regions. The Tri-Counties region which consists of San Luis Obispo, Santa Barbara and Ventura counties in the state of California, the SBA Western Region where CWB originates SBA loans (California, Colorado, Oregon and Washington) and the SBA Southeast Region (Alabama, Florida, Georgia, North and South Carolina and Tennessee). A downturn in the National economy or in any of these areas may have a negative impact on our future earnings or stock price.

     CHANGES IN THE REGULATORY ENVIRONMENT. The financial services industry is heavily regulated. We are subject to federal and state regulation designed to protect the deposits of consumers, not to benefit shareholders. These regulations include the following:

          -    the amount of capital we must maintain
          -    the types of activities in which we can engage
          -    the types and amounts of investments we can make
          -    the locations of our offices
          - insurance of our deposits and the premiums paid for this insurance

          -    how much cash we must set aside as reserves for deposits

     The regulations impose limitations on operations and may be changed at any time, possibly causing future results to vary significantly from past results. Government policy and regulation, particularly as implemented through the Federal Reserve System, significantly affects credit conditions.

     BANK REGULATIONS COULD DISCOURAGE CHANGES IN OUR OWNERSHIP. Bank regulations could delay or discourage a potential acquirer who might have been willing to pay a premium price to acquire a large block of our common stock. That possibility might decrease the value of our common stock and the price that a stockholder will receive if shares are sold in the future. Before anyone can buy enough voting stock to exercise control over a bank holding company like Community West, bank regulators must approve the acquisition. A stockholder must apply for regulatory approval to own 10 percent or more of our common stock, unless the stockholder can show that they will not actually exert control. As a result, no single stockholder can own more than 25 percent of our common stock without applying for regulatory approval.

     THE PRICE OF OUR COMMON STOCK MAY CHANGE RAPIDLY AND SIGNIFICANTLY. The market price of our common stock could change rapidly and significantly at any time. The market price of our common stock has fluctuated in recent years. Fluctuations may occur, among other reasons, in response to:
          -    short-term or long-term operating results
          -    legislative/regulatory action or adverse publicity
          -    perceived value of our loan portfolio
          -    trends in our nonperforming assets
          -    announcements by competitors
          -    economic changes
          -    general market conditions
          -    perceived strength of the banking industry in general
          -    our relatively low float and thinly-traded stock

     The trading price of our common stock may continue to be subject to wide fluctuations in response to the factors set forth above and other factors, many of which are beyond our control. The stock market can experience extreme price and trading volume fluctuations that often are unrelated or disproportionate to the operating performance of individual companies. We believe that investors should consider the likelihood of these market fluctuations before investing in our common stock.

     DEPENDENCE ON TECHNOLOGY AND TECHNOLOGICAL IMPROVEMENTS. The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition, to better serve customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Many of our competitors have substantially greater resources to invest in technological improvements. We face the risk of having to keep up with the rapid changes.

     CURTAILMENT OF GOVERNMENT GUARANTEED LOAN PROGRAMS COULD AFFECT A SEGMENT OF OUR BUSINESS. A major segment of our business consists of originating and periodically selling government guaranteed loans, in particular those guaranteed by the SBA. From time to time, the government agencies that guarantee these loans reach their internal limits and cease to guarantee loans. In addition, these agencies may change their rules for loans or Congress may adopt legislation that would have the effect of discontinuing or changing the programs. Non-governmental programs could replace government programs for some borrowers, but the terms might not be equally acceptable. Therefore, if these changes occur, the volume of loans to small business, industrial and agricultural borrowers of the types that now qualify for government guaranteed loans could decline. Also, the profitability of these loans could decline. In late 2004, the SBA eliminated the piggy-back program, in which a conventional real estate loan is made and a SBA 7(a) guaranteed second trust deed is subordinate to the conventional first trust deed. As the funding and sale of the guaranteed portion of 7(a) loans is a major portion of our business, the long-term resolution to the funding for the 7(a) loan program may have an unfavorable impact on our future performance and results of operations.

     ENVIRONMENTAL LAWS COULD FORCE US TO PAY FOR ENVIRONMENTAL PROBLEMS. When a borrower defaults on a loan secured by real property, we generally purchase the property in foreclosure or accept a deed to the property surrendered by the borrower. We may also take over the management of commercial properties when owners have defaulted on loans. While we have guidelines intended to exclude properties with an unreasonable risk of contamination, hazardous substances may exist on some of the properties that we own, manage or occupy. We face the risk that environmental laws could force us to clean up the properties at our expense. It may cost much more to clean a property than the property is worth. We could also be liable for pollution generated by a borrower's operations if we took a role in managing those operations after default. Resale of contaminated properties may also be difficult.

     RECENT LEGISLATION ADDRESSING CORPORATE AND AUDITING SCANDALS RESULT IN INCREASED COSTS OF COMPLIANCE. The Sarbanes-Oxley Act and related regulations are increasing the costs of all public companies and have imposed new requirements on auditors. Bank regulations have been amended to mirror many of the requirements of this act. As a result of the Sarbanes-Oxley Act, and its implementing regulations, we have incurred substantial cost to interpret and ensure compliance with the law and its regulations. Future changes in the laws, regulation, or policies that impact us cannot necessarily be predicted and may have a material effect on our business and earnings.

     FLUCTUATIONS IN INTEREST RATES MAY REDUCE PROFITABILITY. Changes in interest rates environment may affect our level of interest income, the primary component of our gross revenue, as well as the level of our interest expense. Interest rate fluctuations are caused by many factors which, for the most part, are not under our direct control. For example, national monetary policy plays a significant role in the determination of interest rates. Additionally, competitor pricing and the resulting negotiations that occur with our customers also impact the rates we collect on loans and the rates we pay on deposits. As interest rates change, we expect that we will periodically experience "gaps" in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this "gap" may work against us, and our earnings may be negatively affected.

     Changes in the level of interest rates may also negatively affect our ability to originate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. A decline in the market value of our assets may limit our ability to borrow additional funds. As a result, we could be required to sell some of our loans and investments under adverse market conditions, upon terms that are not favorable to us, in order to maintain our liquidity. If those sales are made at prices lower than the amortized costs of the investments, we will incur losses.

     COMPETITION WITH OTHER BANKING INSTITUTIONS COULD ADVERSELY AFFECT PROFITABILITY. The banking industry is highly competitive. We face competition not only from other financial institutions within the markets we serve, but deregulation has resulted in competition from companies not typically associated with financial services as well as companies accessed through the internet. As a community bank, we attempt to combat this increased competition by developing and offering new products and increased quality of services.

     OPERATIONAL RISK. Operational risk represents the risk of loss resulting from our operations, including but not limited to, the risk of fraud by employees or persons outside the Company, the execution of unauthorized transactions by employees, transaction processing errors and breaches of internal control system and compliance requirements. This risk of loss also includes the potential legal actions that could arise as a result of an operational deficiency or as a result of noncompliance with applicable regulatory standards, adverse business decisions or their implementation and customer attrition due to potential negative publicity.

     Operational risk is inherent in all business activities and the management of this risk is important to the achievement of our objectives. In the event of a breakdown in the internal control system, improper operation of systems or improper employee actions, we could suffer financial loss, face regulatory action and suffer damage to our reputation. We manage operational risk through a risk management framework and our internal control processes. The framework involves business units, corporate risk management personnel and executive management. Under this framework, the business units have direct and primary responsibility and accountability for identifying, controlling and monitoring operational risk. Business unit managers maintain a system of controls with the objective of providing proper transaction authorization and execution, proper system operations, safeguarding of assets from misuse or theft and ensuring the reliability of financial and other data. Business unit managers ensure that the controls are appropriate and are implemented as designed. Business continuation and disaster recovery planning is also critical to effectively manage operational risks. Our internal audit function (currently outsourced to a third party) validates the system of internal controls through risk-based regular and ongoing audit procedures and reports on the effectiveness of internal controls to executive management and the Audit Committee of the Board.

     While we believe that we have designed effective methods to minimize operational risks, there is no absolute assurance that business disruption or operational losses would not occur in the event of disaster.


                            REGULATORY CONSIDERATIONS

     As a bank holding company under the Bank Holding Company Act, we are regulated, supervised and examined by the Board of Governors of the Federal Reserve System, or Federal Reserve Board. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve Board, the Office of Comptroller of the Currency, which regulates the Bank, and the Federal Deposit Insurance Corporation which insures the deposits of CW Bank within certain limits.

     In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

     Depository institutions, like CW Bank, are also affected by various federal laws, including those relating to consumer protection and similar matters.

     We are a legal entity separate and distinct from CW Bank. However, our principal source of cash revenues is the payment of dividends from CW Bank. There are various legal and regulatory limitations on the extent to which CW Bank can finance or otherwise supply funds to us and our other affiliates.

     As a national bank the prior approval of the Comptroller of the Currency is required if the total of all dividends declared and paid to Community West in any calendar year exceeds CW Bank's net earnings for that year combined with their retained net earnings less dividends paid for the preceding two calendar years.

     For a more detailed discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, please refer to our annual report on Form 10-K for the year ended December 31, 2005, as amended on June 26, 2006, which is incorporated by reference in this Prospectus.


                                 USE OF PROCEEDS

     The Selling Shareholders will receive all of the net proceeds from the sale of the shares of common stock owned by the Selling Shareholders and offered hereby. Community West will receive none of the proceeds of the sale of such shares of common stock.


                              SELLING SHAREHOLDERS

     The common stock covered by this Prospectus is being offered by the Selling Shareholders identified in the table below. The shares of common stock have been acquired by the Selling Shareholders pursuant to stock option agreements with Community West. The following sets forth certain information as of June 30, 2006, with respect to the Selling Shareholders and the shares of common stock offered hereby:

                                       Shares of Common
                                      Stock Beneficially    Number of     Maximum Amount
                                           Held (1)           Shares     of Shares to be      Maximum % of
Shareholder - Title with Community       (Exclusive of      Underlying      Held After     Shares to be Held
         West/CW Bank                      Options)        Options Held    Offering (2)    After Offering (3)
------------------------------------  -------------------  ------------  ----------------  ------------------
Charles G. Baltuskonis,                            12,100        22,000            12,100                  *
  Executive Vice President and Chief
  Financial Officer, Community West
  and CW Bank
Robert H. Bartlein,                               135,762        13,545           135,762               2.35%
  Director and Chairman of the
  Board, CW Bank
Jean W. Blois,                                     58,824        15,099            58,824               1.01%
  Director
Cynthia M. Hooper,                                  5,225        19,000             6,625                  *
  Senior Vice President,
  CW Bank
John D. Illgen,                                    46,956        27,959            46,956                  *
  Director
Bernard R. Merry,                                       -        23,500                 -                  -
  Senior Vice President,
  CW Bank
Lynda J. Nahra,                                    14,330        74,500            14,330                  *
  Director, President and Chief
  Executive Officer, Community West
  and CW Bank
William R. Peeples (4)                            749,357             -           749,357              12.96%
  Director and Chairman of the
  Board, Community West
James R. Sims, Jr.,                                22,385        27,959            22,385                  *
  Director
Kirk B. Stovesand,                                  2,600         5,000             2,600                  *
  Director
William Viani,                                          -        23,000                 -                ---
  Executive Vice President,
  CW Bank
C. Richard Whiston,                                 2,870         5,000             2,870                  *
  Director

_____________________

*    less than 1%
(1) Includes shares beneficially owned, directly and indirectly, together with associates, except for shares subject to stock options and outstanding warrants. Also includes shares held as trustee and held by or as custodian for minor children. Unless otherwise noted, all shares are held as community property under California law or with sole investment and voting power.
(2)  Assumes sale of all option shares in the offering.
(3) Assumes the options shares of the particular Selling Shareholder are issued and outstanding. As of June 30, 2006, there were 5,781,653 shares of common stock issued and outstanding.
(4) Includes 173,922 shares held by Mr. Peeples' spouse, concerning which Mr. Peeples disclaims beneficial ownership.

                              PLAN OF DISTRIBUTION


     The Selling Shareholders have not advised Community West of any specific plans for the distribution of the shares of common stock covered by this Prospectus, but it is anticipated that the Selling Shareholders may sell all or a portion of the shares of common stock from time to time to purchasers directly or through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of the shares of common stock for whom they may act as agent. The Selling Shareholders will be responsible for payment of any and all commissions to brokers, which will be negotiated on an individual basis. The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of the shares of common stock might be deemed to be underwriters, and any profit on the sale of such shares of common stock by them and any discounts, commissions or concessions received by any such underwriters, dealers, or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of any of the shares of common stock is made, to the extent required, a supplement to this Prospectus will be distributed which will set forth the aggregate principal amount of stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions or other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

     The shares of common stock may be sold on the Nasdaq National Market System or in privately negotiated transactions. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Shareholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the shares of common stock by the Selling Shareholders. There is no assurance that the Selling Shareholders will sell any or all the common stock described herein and may transfer, devise or gift such shares by other means not described herein.


                                  LEGAL MATTERS

     The validity of the shares offered hereby will be passed on for Community West by Horgan, Rosen, Beckham & Coren, L.L.P., Calabasas, California.


                                     EXPERTS

     The consolidated financial statements of Community West Bancshares appearing in Community West Bancshares Annual Report on Form 10-K, for the year ended December 31, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements to the extent covered by consents filed with the Securities and Exchange Commission given on the authority of such firm as experts in accounting and auditing.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.   PLAN INFORMATION.*

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

    23 Community West will send or give the documents containing the information specified in Part I of this registration statement to each participant as specified by Rule 428(b)(1) (Sec. 230.428(b)(1)). In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, Community West is not filing such documents with the Securities and Exchange
          Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act of 1933. These documents and the documents incorporated by reference in this Amendment No. 3 to Registration Statement on Form S-8 pursuant to Item 3 of Part II of this Amendment No. 3 to Registration Statement on Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Commission are incorporated by reference into this Amendment No. 3 to Registration Statement on Form S-8 and are made a part hereof:

     (a) Community West's Annual Report on Form 10-K as filed with the Commission on March 29, 2006, and amended on June 26, 2006;

     (b) Community West's Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and Current Reports on Form 8-K dated April 25, 2006 and June 1, 2006; and

     (c) The description of Community West's common stock which is contained in its registration statement on Form 8-A dated December 31, 1997, filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendment or report filed for the purpose of updating such description.


     In addition, all documents subsequently filed by Community West pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not applicable

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Community West's Articles of Incorporation provides that Community West shall eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law. Article Six of Community West's Articles of Incorporation and Article VI of Community West's Bylaws provide that Community West shall indemnify each of its directors and officers for expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising by reason of the fact that such person was an "agent" of Community West to the fullest extent permissible under California law. Community West's Articles of Incorporation and Bylaws also provide that Community West is authorized to provide indemnification for its agents to the extent permissible under California law. In both cases, indemnification for breach of duty may be in excess of that expressly permitted by Section 317 of the California General Corporation Law. Section 317 sets forth the provisions pertaining to the indemnification of corporate "agents." For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of a corporation in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Section 317 mandates indemnification of an agent for expenses where the agent's defense is successful on the merits. In other cases, Section 317 allows a corporation to indemnify an agent for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred if the agent acted in good faith and in a manner the agent believed to be in the best interests of the corporation and its shareholders. Such indemnification must be authorized by: (i) a majority vote of a quorum of the board of directors consisting of directors who are not parties to the proceedings; (ii) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or (iii) the court in which the proceeding is or was pending upon application by designated parties. Under certain circumstances, a corporation can indemnify an agent even when the agent is found liable. Section 317 also allows a corporation to advance expenses to an agent for certain actions upon receiving an undertaking by the agent that he or she will reimburse the corporation if it is later determined that he or she is not entitled to be indemnified.

     In October 2004, Community West entered into Indemnification Agreements with each of its directors pursuant to which it agreed to indemnify each director for expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising by reason of the fact that such director was Community West's "agent" to the fullest extent permissible under California law, subject to the terms and conditions of the Indemnification Agreements. The indemnification provisions also apply to liability under the Federal Securities Laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Community West pursuant to the foregoing provisions, Community West has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     At present, Community West is not aware of any pending or threatened litigation or proceeding involving its directors, officers, employees or agents in which indemnification would be required or permitted. Community West believes that its Articles of Incorporation and Bylaw provisions and

Indemnification Agreements with its directors are necessary to attract and retain qualified persons as directors and officers.

ITEM 7.      EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

      EXHIBIT
      NUMBER       DESCRIPTION
      4            Assistant Secretary's Certificate of Adoption of Amendment No. 1 to
                   Community West Bancshares 1997 Stock Option Plan filed as Exhibit 4 to
                   Community West's Registration Statement on Form S-8 (File No. 333-43531)
                   filed on November 22, 2005 is incorporated herein by this reference
      5            Legal Opinion of Horgan, Rosen, Beckham & Coren, L.L.P. filed as Exhibit 5 to Community West's Registration Statement on Form S-8 (File No. 333-
                   43531) filed on December 31, 1997 is incorporated herein by this reference
      15           Not applicable
      23.1         Consent of Horgan, Rosen, Beckham & Coren, L.L.P.
      23.2         Consent of Ernst & Young LLP
      24           Not applicable


ITEM 9.   UNDERTAKINGS.

     (a)     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be treated as a new registration statement of the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and


          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Community West Bancshares certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goleta, State of California, on the 27th day of July, 2006.

                                    COMMUNITY WEST BANCSHARES


                                    By:    /s/Lynda J. Nahra
                                           -----------------
                                           Lynda J. Nahra,
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lynda J. Nahra and Arthur A. Coren, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Amendment No. 3 to Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                  TITLE                                     DATE
/s/Charles G. Baltuskonis                                                 July 27, 2006
-------------------------
Charles G. Baltuskonis     Executive Vice President and Chief
                           Financial Officer (Principal Financial
                           Officer)

/s/Robert H. Bartlein                                                     July 27, 2006
-------------------------
Robert H. Bartlein         Director

/s/Jean W. Blois                                                          July 27, 2006
-------------------------
Jean W. Blois              Director

/s/John D. Illgen                                                         July 27, 2006
-------------------------
John D. Illgen             Director


/s/Lynda J. Nahra                                                         July 27, 2006
-------------------------
Lynda J. Nahra             Director, President and Chief Executive
                           Officer (Principal Executive Officer)

/s/William R. Peeples                                                     July 27, 2006
-------------------------
William R. Peeples         Chairman of the Board

/s/James R. Sims                                                          July 27, 2006
-------------------------
James R. Sims              Director

/s/Kirk B. Stovesand                                                      July 27, 2006
-------------------------
Kirk B. Stovesand          Director

/s/C. Richard Whiston                                                     July 27, 2006
-------------------------
C. Richard Whiston         Director